Exhibit 99.2

Apollo Group, Inc. News Release
APOLLO GROUP ANNOUNCES MANAGEMENT PROMOTIONS
•	Joseph L. D’Amico appointed President and Chief Operating Officer

•	Brian L. Swartz appointed Senior Vice President, Chief Financial Officer and Treasurer

•	Gregory J. Iverson appointed Vice President, Chief Accounting Officer and Controller
Phoenix, Arizona, March 31, 2009 — Apollo Group, Inc. (Nasdaq: APOL) today announced management promotions within its finance and operations departments, all of which are effective immediately.
Joseph L. D’Amico who has been serving as Apollo’s President, Chief Financial Officer and Treasurer, will assume the position of President and Chief Operating Officer (COO). The Apollo COO position is a newly created position. Brian L. Swartz is being promoted to the position of Senior Vice President, Chief Financial Officer and Treasurer. Mr. Swartz previously served under Mr. D’Amico as the Senior Vice President of Finance and Chief Accounting Officer. Gregory J. Iverson, who currently serves as Vice President and Controller, will assume the additional role of Chief Accounting Officer.
“I congratulate Joe, Brian and Greg for their exemplary service to Apollo Group. Together they have worked tirelessly to enhance our reporting, governance and corporate finance capabilities, and these promotions are well deserved,” said Chas Edelstein, Chief Executive Officer of Apollo Group.
Mr. D’Amico has been President since June 2008 and Executive Vice President and Chief Financial Officer of Apollo Group, Inc. since June 2007. He was appointed Treasurer in December 2007. He began with Apollo Group in November 2006 when he was brought aboard to serve as an interim Chief Financial Officer. Prior to joining the Company, Mr. D’Amico was a senior managing director of FTI Palladium Partners, an interim management company and a division of FTI Consulting, Inc. Prior to joining FTI, he was a partner with PricewaterhouseCoopers where he served in a number of leadership positions in its Financial Advisory Services line of business and was an audit partner earlier in his career, responsible for both public and privately held companies. Mr. D’Amico received his Bachelor of Science in Accountancy from the University of Illinois and a MBA from the University of Chicago.

Mr. Edelstein commented further, “Our decision to add COO to Joe’s title reflects the outstanding leadership he has demonstrated and my confidence in his ability to further enhance our core operations.”
Mr. Swartz has been Chief Accounting Officer of Apollo Group since February 2007 and Senior Vice President, Finance since June 2007. He was Vice President, Corporate Controller and Chief Accounting Officer from February to June 2007. Prior to joining the Company, Mr. Swartz was with EaglePicher Incorporated as its Vice President and Corporate Controller. Mr. Swartz began his career at Arthur Andersen LLP. He graduated magna cum laude from the University of Arizona with a Bachelor of Science in Accounting and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is a Certified Public Accountant.
Mr. Iverson has been Vice President and Corporate Controller since April 2007. He joined Apollo Group from US Airways Group, Inc. where he served as Director, Financial Reporting. Previously, he was Director, Assistant Corporate Controller with EaglePicher Incorporated. Mr. Iverson began his career in public accounting and worked as Assurance Manager with Arthur Andersen LLP and Deloitte & Touche LLP. He graduated summa cum laude from the University of Idaho with a Bachelor of Science degree in Business. Mr. Iverson is a Certified Public Accountant.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of February 28, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Wendy Paul ~ (866) 222-8910 ~ wendy.paul@phoenix.edu

2